March 21, 2001


Van Kampen Trust for Investment
  Grade Florida Municipals
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555




         Re:      Van Kampen Trust for Investment Grade Florida
                  Municipals -- Registration on Form N-14
                  ---------------------------------------------


Ladies and Gentlemen:

                  We have acted as special counsel to Van Kampen Trust for Investment Grade Florida Municipals, a voluntary association with transferable shares organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") (the "Fund"), in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of Van Kampen Florida Municipal Opportunity Trust, a Massachusetts business trust (the "Target Fund"), in exchange for newly issued common shares of beneficial interest of the Fund, par value $0.01 per share (the "Common Shares"), and newly issued shares of auction preferred shares of the Fund, par value $0.01, liquidation preference $25,000 per share (the "Preferred Shares") (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-55382) (the "Registration Statement"), relating to the Common Shares and the Preferred Shares (collectively, the "Shares"), to be issued in the Reorganization.


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                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) Registration Statement, as filed with the Commission on February 9, 2001 and as it is proposed to be amended by Pre- Effective Amendment No. 1 on March [21], 2001, under the Securities Act of 1933, as amended (the "1933 Act") (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement"); (ii) the Agreement and Plan of Reorganization, dated as of March [21], 2001, between the Fund and the Target Fund (the "Agreement and Plan of Reorganization"); (iii) a specimen cer tificate representing the Common Shares; (iv) a specimen certificate representing the Preferred Shares; (v) the Declaration of Trust of the Fund, as presently in effect (the "Declaration of Trust"); (vi) the By-Laws of the Fund, as presently in effect; and (vii) certain resolutions of the Board of Trustees of the Fund relating to the Reorganization and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certifi cates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Fund, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

                  Pursuant to certain decisions of the Supreme Judicial Court of The Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Fund were held to be a partnership, however, the possibility of the holders of Shares incurring personal liability for financial losses of the Fund appears remote because (A) Article V, Section 5.1 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Fund, including the Shares, for the obligations of the Fund and provides that the Fund shall hold each holder of such shares harmless from, and shall indemnify such holder against, all loss and expense arising solely from being or having been a holder of such shares and (B) Article V, Section 5.5 of the Declaration of Trust


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requires that a recitation of such disclaimer be included in every written obligation, contract, instrument, certificate, share, other security of the Fund or undertaking made or issued by the trustees of the Fund.

                  Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Agreement and Plan of Reorganization has been duly executed and delivered, (iii) shareholders of the Target Fund have approved the Reorganization, (iv) the Common Shares and the Preferred Shares have each been duly issued, executed and authenticated in accordance with the Declaration of Trust, and (v) the Reorganization has been consummated in accordance with the terms of the Agreement and Plan of Reorganization, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                Very truly yours,

                                /s/ Skadden, Arps, Slate Meagher & Flom LLP